SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 4)

                             Leadis Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    52171N103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Andrew Y. Kurita
                     c/o Kettle Hill Capital Management, LLC
                                 101 Park Avenue
                                   23rd Floor
                               New York, NY 10178
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 21, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

CUSIP No. 52171N103
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kettle Hill Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     0

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%

14.  TYPE OF REPORTING PERSON

     IA, OO

CUSIP No. 52171N103
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew Y. Kurita

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

     AF, PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     0

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%

14.  TYPE OF REPORTING PERSON

     IN, HC

CUSIP No. 52171N103
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kettle Hill Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     0

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%

14.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 52171N103
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kettle Hill Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     0

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%

14.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 52171N103
          ---------

--------------------------------------------------------------------------------
Item 1.  Security and Issuer.

No material change from the Schedule 13D filed on October 7, 2008.

--------------------------------------------------------------------------------
Item 2.  Identity and Background.

     (a-c,f) This Schedule 13D, Amendment No. 4 is being filed by Kettle Hill Capital Management, LLC, a Delaware, U.S.A. limited liability company (the "Investment Manager"), Andrew Y. Kurita, the managing member of the Investment Manager (the "Managing Member"), Kettle Hill Partners, LP, a Delaware, U.S.A. limited partnership, and Kettle Hill Master Fund, Ltd., a Cayman Islands exempted company (together with the Investment Manager, the Managing Member and Kettle Hill Partners, LP, the "Reporting Persons"). The principal business address of the Investment Manager, the Managing Member and Kettle Hill Partners, LP is located at 101 Park Avenue, 23rd Floor, New York, NY 10178, United States of America. The principal business address of Kettle Hill Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, P.O. Box 1234, Grand Cayman KY1-1108, Cayman Islands. Kettle Hill Capital Management, LLC serves as investment manager for Kettle Hill Partners, LP , Kettle Hill Partners II, LP, a Delaware, U.S.A. limited partnership and Kettle Hill Master Fund, Ltd. (collectively, these funds are referred to as the "Clients").

     (d) No material change from the Schedule 13D filed on October 7, 2008.

     (e) No material change from the Schedule 13D filed on October 7, 2008.

--------------------------------------------------------------------------------
Item 3.  Source and Amount of Funds or Other Consideration.

     As of the date hereof, Kettle Hill Capital Management, LLC may be deemed to beneficially own 0 shares of the Issuer's Common Stock, $0.001 par value (the "Shares").

     As of the date hereof, Andrew Y. Kurita may be deemed to beneficially own 0 Shares.

     As of the date hereof, Kettle Hill Partners, LP may be deemed to beneficially own 0 Shares.

     As of the date hereof, Kettle Hill Master Fund, Ltd. may be deemed to beneficially own 0 Shares.

     No borrowed funds were used to purchase the Shares, other than any borrowed funds used for working capital purposes in the ordinary course of business including leverage.

--------------------------------------------------------------------------------
Item 4.  Purpose of Transaction.

     The Reporting Persons have no plans or proposals as of the date of this filing which relate to, or would result in, any of the actions enumerated in
Item 4 of the instructions to Schedule 13D.

--------------------------------------------------------------------------------
Item 5.  Interest in Securities of the Issuer.

     As of the date hereof, the Reporting Persons may be deemed to be the beneficial owners of 0 Shares, or 0% of the Shares of the Issuer.

     The trading dates, number of shares purchased and sold and price per share for all transactions in the Shares during the past 60 days by the Investment Manager on behalf of the Clients and by the Managing Member on behalf of a personal account are set forth in Exhibit B.

--------------------------------------------------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Reporting Persons do not have any contract, arrangement, understanding or relationship with any person with respect to the Shares.

--------------------------------------------------------------------------------
Item 7.  Material to be Filed as Exhibits.

     Exhibit A:  Joint Filing Agreement
     Exhibit B:  Schedule of Transactions in the Shares of the Issuer

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            September 23, 2009
                                   ----------------------------------------
                                                    (Date)

                                   Kettle Hill Capital Management, LLC

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita
                                   Title: Managing Member

                                   Kettle Hill Partners, LP
                                   BY: /s/ Kettle Hill Capital, LLC, its
                                   general partner

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita
                                   Title: Managing Member

                                   Kettle Hill Master Fund, Ltd.
                                   BY: /s/ Kettle Hill Capital Management, LLC,
                                   its investment manager

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita
                                   Title: Managing Member

                                   /s/ Andrew Y. Kurita
                                   ---------------------
                                   Andrew Y. Kurita

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13D, Amendment No. 4, dated September 23, 2009 relating to the Common Stock, $0.001 par value, of Leadis Technology, Inc. shall be filed on behalf of the undersigned.

                                   Kettle Hill Capital Management, LLC

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita
                                   Title: Managing Member

                                   Kettle Hill Partners, LP
                                   BY: /s/ Kettle Hill Capital, LLC, its
                                   general partner

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita
                                   Title: Managing Member

                                   Kettle Hill Master Fund, Ltd.
                                   BY: /s/ Kettle Hill Capital Management, LLC,
                                   its investment manager

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita
                                   Title: Managing Member

                                   By: /s/ Andrew Y. Kurita
                                   ----------------------------------------
                                   Name: Andrew Y. Kurita

                                    Exhibit B

               Transactions in the Common Stock, $0.001 par value

               TRANSACTIONS BY KETTLE HILL CAPITAL MANAGEMENT, LLC

       Date of            Number of Shares
     Transaction          Purchased/ (Sold)          Price per Share ($)

     9/21/2009                (150,000)                     0.93
     9/21/2009               (3,000,000)                    0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (400)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (2,100)                      0.93
     9/21/2009                  (400)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (500)                       0.93
     9/21/2009                  (200)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (400)                       0.93
     9/21/2009                  (200)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (400)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (9,200)                      0.93
     9/21/2009                  (125)                       0.94
     9/21/2009                  (200)                       0.93
     9/21/2009                 (4,000)                      0.93
     9/21/2009                 (5,675)                      0.93
     9/21/2009                 (2,800)                      0.93
     9/21/2009                 (2,600)                      0.93
     9/21/2009                 (1,900)                      0.93
     9/21/2009                  (100)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                 (1,600)                      0.93
     9/21/2009                 (1,800)                      0.93
     9/21/2009                  (500)                       0.93
     9/21/2009                  (100)                       0.94
     9/21/2009                  (400)                       0.93
     9/21/2009                 (7,400)                      0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                  (100)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                  (400)                       0.94
     9/21/2009                  (500)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                  (600)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                  (700)                       0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                 (1,000)                      0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                 (1,400)                      0.94
     9/21/2009                  (100)                       0.94
     9/21/2009                  (400)                       0.93
     9/21/2009                 (4,500)                      0.93
     9/21/2009                  (100)                       0.94
     9/21/2009                (14,300)                      0.94
     9/21/2009                  (100)                       0.93
     9/21/2009                 (3,600)                      0.93
     9/21/2009                  (536)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (1,000)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (200)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (600)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (500)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (700)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (600)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (387)                       0.93
     9/21/2009                  (600)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                (12,400)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (3,700)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (200)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (6,200)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (500)                       0.93
     9/21/2009                  (300)                       0.94
     9/21/2009                 (2,100)                      0.94
     9/21/2009                  (400)                       0.93
     9/21/2009                  (500)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (5,000)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (9,600)                      0.93
     9/21/2009                  (400)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (200)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (9,300)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (9,700)                      0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (9,700)                      0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (4,964)                      0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                  (500)                       0.94
     9/21/2009                  (100)                       0.94
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     9/21/2009                  (436)                       0.94
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     9/21/2009                  (100)                       0.94
     9/21/2009                 (3,000)                      0.94
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     9/21/2009                 (1,500)                      0.93
     9/21/2009                  (300)                       0.93
     9/21/2009                 (2,000)                      0.93
     9/21/2009                 (1,500)                      0.93
     9/21/2009                 (1,500)                      0.93
     9/21/2009                 (1,500)                      0.93
     9/21/2009                 (1,300)                      0.93
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     9/21/2009                 (1,000)                      0.93
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     9/21/2009                (10,900)                      0.93
     9/21/2009                  (300)                       0.93
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     9/21/2009                 (2,400)                      0.93
     9/21/2009                (21,600)                      0.93
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     9/21/2009                 (8,600)                      0.93
     9/21/2009                  (400)                       0.93
     9/21/2009                 (3,400)                      0.93
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     9/21/2009                 (1,300)                      0.93
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     9/21/2009                 (2,400)                      0.93
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     9/21/2009                (21,600)                      0.93
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     9/21/2009                 (7,764)                      0.93
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     9/21/2009                 (4,000)                      0.94
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     9/21/2009                 (2,600)                      0.93
     9/21/2009                  (500)                       0.93
     9/21/2009                  (100)                       0.93
     9/21/2009                 (4,600)                      0.93
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     9/21/2009                 (6,700)                      0.93
     9/21/2009                  (100)                       0.93
     9/22/2009                (236,104)                     0.93
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     9/22/2009                 (9,700)                      0.93
     9/22/2009                 (4,200)                      0.93
     9/22/2009                 (5,700)                      0.93
     9/22/2009                  (500)                       0.94
     9/22/2009                  (300)                       0.94
     9/22/2009                  (300)                       0.94
     9/22/2009                 (8,900)                      0.94
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     9/22/2009                  (100)                       0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                 (7,600)                      0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                  (500)                       0.94
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     9/22/2009                  (100)                       0.94
     9/22/2009                  (400)                       0.94
     9/22/2009                 (3,900)                      0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                  (500)                       0.94
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     9/22/2009                  (100)                       0.94
     9/22/2009                  (300)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (600)                       0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                  (400)                       0.94
     9/22/2009                  (100)                       0.94
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     9/22/2009                  (400)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (300)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                 (9,500)                      0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                 (2,900)                      0.94
     9/22/2009                (10,000)                      0.94
     9/22/2009                  (500)                       0.94
     9/22/2009                 (3,100)                      0.94
     9/22/2009                 (3,900)                      0.94
     9/22/2009                 (9,800)                      0.94
     9/22/2009                 (1,300)                      0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                 (1,200)                      0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (100)                       0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                 (9,800)                      0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                (19,800)                      0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                  (200)                       0.94
     9/22/2009                (18,700)                      0.94

                        TRANSACTIONS BY ANDREW Y. KURITA

       Date of            Number of Shares
     Transaction          Purchased/ (Sold)          Price per Share ($)

     9/22/2009                  (600)                       0.95
     9/22/2009                 (29,167)                     0.95

SK 21768 0001 1032158